Exhibit 10.4

Description of salaries of certain executive officers

On February 15, 2006, the Compensation Committee of the Board of Directors of National Fuel Gas Company (the “Company”) approved increases in the base salaries of David F. Smith and Ronald J. Tanski. Mr. Smith was elected President and Chief Operating Officer of the Company effective February 1, 2006. He also serves as President of National Fuel Gas Supply Corporation and President of Empire State Pipeline. His base salary increased from $450,000 to $525,000. Mr. Tanski was elected President of National Fuel Gas Distribution Corporation effective February 1, 2006. In addition, he serves as Treasurer and Principal Financial Officer of the Company. His base salary increased from $350,000 to $400,000. The base salary of the Company’s Chairman of the Board and Chief Executive Officer, Philip C. Ackerman, is $825,000, and the base salary of James A. Beck, President of Seneca Resources Corporation, is $450,000. None of these executive officers and none of the other executive or non-executive officers of the Company or its subsidiaries are employed pursuant to employment agreements; instead, they are “at will” employees. The Compensation Committee may, among other things, adjust the base salaries of executive officers at its discretion.